Exhibit 99.1

ACHILLION REPORTS THIRD QUARTER AND

NINE MONTH 2015 FINANCIAL RESULTS

NEW HAVEN, Conn. (November 5, 2015) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) today reported financial results for the three and nine months ended September 30, 2015. For the third quarter of 2015, Achillion reported a net income of $26.3 million or $0.19 per share, compared with a net loss of $15.7 million or $0.16 per share for the third quarter of 2014. Cash, cash equivalents, marketable securities, and interest receivable as of September 30, 2015 were $476 million.

“In just the few months following our announced worldwide collaboration with Janssen, I am pleased with the significant progress achieved in advancing short duration therapy for HCV, highlighted by the recently initiated Phase 2a trial evaluating a regimen consisting of odalasvir, simeprevir and ALS-335. We look forward to next quarter when we anticipate top-line SVR results from this study”, commented Milind S. Deshpande, Ph.D., President and Chief Executive Officer of Achillion.”

Dr. Deshpande continued, “Significant progress has been made with our internally discovered complement inhibitor platform. We anticipate making a regulatory filing by year-end that will allow for initiation of human clinical trials with our first small-molecule factor D inhibitor in the first quarter. The advances in our program are highlighted by the research generated by Dr. Robert Brodsky and his colleagues from Johns Hopkins University which has been selected for both an oral presentation at the ASH Annual Meeting this December and inclusion in the 2016 Highlights of ASH.”

Third Quarter Results

For the three months ended September 30, 2015, Achillion reported a net income of $26.3 million compared with a net loss of $15.7 million during the same period of 2014.

During the third quarter, Achillion and Janssen Pharmaceuticals, Inc. (Janssen), one of the Janssen Pharmaceutical Companies of Johnson & Johnson, completed the closing of the collaboration providing Janssen with an exclusive, worldwide license to develop and, upon regulatory approval, commercialize HCV products and regimens containing one or more of Achillion’s HCV assets. Assuming successful development and commercialization, Achillion is eligible to receive up to $905 million in clinical, regulatory and commercialization milestone payments. Achillion is also eligible to receive tiered royalty percentages between mid-teens and low-twenties based upon future worldwide sales. Janssen is responsible for all of the development costs within the collaboration and all subsequent costs related to commercialization of the HCV assets. Achillion received $225 million from Johnson & Johnson Innovation – JJDC, Inc. following the issuance of 18,367,346 shares of Achillion at a price of $12.25 per share.

Achillion recognized in the third quarter of 2015 revenue of $33.8 million under the Janssen Agreement, representing a portion of the premium paid by JJDC associated with its equity purchase of Achillion common stock which is being recognized over the 180-day technology transfer period. No revenue was recognized during the three months ended September 30, 2014.

Research and development expenses were $12.0 million for the three months ended September 30, 2015, compared with $12.1 million for the same period of 2014. The increase was primarily due to increased preclinical and manufacturing costs related to our complement inhibitor program and increased manufacturing costs related to ACH-3422. These amounts were partially offset by decreased clinical trial costs related to our odalasvir and sofosbuvir combination trial and ACH-2684 clinical and manufacturing costs. Personnel and non-cash stock-based compensation costs also increased due to the addition of personnel in our development group.

General and administrative expenses were $4.9 million for the three months ended September 30, 2015, compared with $3.7 million incurred during the same period in 2014. The increase for the three months ended September 30, 2015 was primarily due to increased business consulting and corporate legal fees related to the Janssen Agreement, increased corporate fees and taxes, and increased personnel and non-cash stock-based compensation costs addition of personnel.

Non-cash stock compensation expense totaled $2.2 million for the third quarter of 2015 as compared with $1.6 million for the third quarter of 2014 and is included in research and development and general and administrative expenses.

Nine Month Results

For the nine months ended September 30, 2015, Achillion reported a net loss of $22 million, compared to a net loss of $47.4 million in the same period in 2014. During the nine months ended September 30, 2015, Achillion recognized revenue of $34.5 million under the Janssen Agreement, representing a portion of the premium paid by JJDC associated with its equity purchase of Achillion common stock which is being recognized over the 180-day technology transfer period. No revenue was recognized during the nine months ended September 30, 2014.

For the nine months ended September 30, 2015, research and development expenses totaled $46.9 million, compared with $37.1 million during the same period in 2014. The increase was primarily due to increased preclinical and manufacturing costs related to our complement inhibitor program and increased manufacturing costs related to ACH-3422. These amounts were partially offset by decreased clinical trial costs related to our odalasvir and sofosbuvir combination trial and ACH-2684 clinical and manufacturing costs. Personnel and non-cash stock-based compensation costs also increased due to the addition of personnel in our development group.

For the nine months ended September 30, 2015, general and administrative expenses were $19.2 million, compared with $10.7 million incurred during the same period in 2014. The increase for the nine months ended September 30, 2015 was primarily due to increased business consulting and corporate legal fees related to the Janssen Agreement, increased corporate fees and taxes, and increased personnel and non-cash stock-based compensation costs addition of personnel.

Non-cash stock compensation expense totaled $7.5 million for the nine months ended September 30, 2015 as compared with $4.8 million for the same period in 2014, and is included in research and development and general and administrative expenses.

Updated Financial Guidance

At September 30, 2015, Achillion had cash, cash equivalents, marketable securities, and interest receivable of $476 million. The Company expects total annual revenue to be $66 million, representing the total premium paid by JJDC associated with its equity purchase of Achillion common stock. The Company reiterated its expectation that research and development expenses during 2015 will be approximately $60-65 million, compared to previously provided guidance of $85 - $95 million, and that general and administrative expenses will be $24 - 25 million with an annual net loss anticipated of $18 - 20 million. Net cash used in operating activities in 2015 is expected to be approximately $60 - 65 million, exclusive of the $66 million in revenue associated with the JJDC premium, based on current operating plans, timelines and costs, as compared to previous guidance of $100 - $110 million. The net loss per share for fiscal year ending December 31, 2015, is anticipated to be approximately $0.08 - 0.10 per share.

Complement Factor D Inhibitor Program: Upcoming milestones

•	Oral presentation discussing in vitro results of factor D inhibitors for PNH and aHUS at the 2015 ASH Annual Meeting on Sunday, December 6, 2015; and

•	Complement Symposium to discuss the biology of the complement system with a focus on the complement alternative pathway and the role of factor D. Webcast replay will be available beginning Sunday, December 6, 2015 and can be accessed at http://www.achillion.com or http://ir.achillion.com.

HCV: Janssen Program status

•	Announced in August 2015 Janssen’s initiation of a phase 1 drug-drug interaction study in healthy volunteers assessing the combination of odalasvir (ACH-3102), simeprevir, and ALS-335; and

•	Announced in October 2015 that Janssen initiated dosing of patients in a Phase 2a clinical trial for treatment-naïve genotype 1 chronic HCV with the once-daily combination of odalasvir (ACH-3102), simeprevir, and ALS-335. Patients will be randomized to treatment durations of eight, six, or four weeks.

About Complement Factor D Platform

Achillion has leveraged its internal discovery capabilities and a novel complement-related platform to develop small molecule inhibitors of complement factor D. Factor D is an essential serine protease involved in the complement pathway, a part of the innate immune system. Achillion’s complement platform is focused on advancing compounds that inhibit factor D, can be orally-administered, and can potentially be used in the treatment of immune-related diseases in which complement plays a critical role. Potential indications being evaluated for these compounds include paroxysmal nocturnal hemoglobinuria (PNH), atypical hemolytic uremic syndrome (aHUS), myasthenia gravis, dry age-related macular degeneration (dry AMD), and other therapeutic indications. Achillion anticipates that its platform could play a role in addressing the needs of all PNH patients, including patients who have suboptimal response to, or fail to respond to, the currently available treatment, as well as for patients suffering from other complement-mediated diseases.

About HCV

The hepatitis C virus is the most common cause of viral hepatitis, which is an inflammation of the liver. It is currently estimated that more than 150 million people are infected with HCV worldwide including more than 5 million people in the United States. Three-fourths of the global HCV patient population is undiagnosed; it is a silent epidemic and a major global health threat. Chronic hepatitis, if left untreated, can lead to permanent liver damage that can result in the development of liver cancer, liver failure or death. Few therapeutic options currently exist for the treatment of HCV infection.

About Achillion Pharmaceuticals

Achillion is seeking to apply its expertise in biology and structure-guided design and a deep understanding of patient and clinician needs to develop innovative treatment solutions aimed at improving patients’ lives. The company’s scientific excellence, integrated capabilities and experienced team position it to successfully achieve its goal of advancing new products along the entire continuum from the bench to the patient. Achillion’s pipeline is currently focused on small molecule therapeutics for chronic hepatitis C viral infection (HCV) and complement-related diseases through the inhibition of complement factor D. More information is available at http://www.achillion.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including statements with respect to: the potential benefits and prospects for the combined Janssen-Achillion portfolio of HCV compounds; the potential benefits and prospects for Achillion’s portfolio of complement inhibitors; the expected efficiency and benefits of Janssen’s clinical trial design approaches; the Company’s goals and plans with respect to advancing complement inhibitor compounds into clinical development; and the commercially competitive position of the Company’s portfolio of drug candidates. Achillion may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “ estimate,” “can,” “may,” “will,” “would,” and “should” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things Achillion’s ability to: demonstrate in any current and future clinical trials the requisite safety, efficacy and combinability of its drug candidates; advance the preclinical and clinical development of its complement inhibitors; obtain and maintain necessary regulatory approvals; obtain and maintain patent protection for its drug candidates and the freedom to operate under third party intellectual property; establish commercial manufacturing arrangements; identify, enter into and maintain collaboration agreements with appropriate third-parties; compete successfully with numerous other companies that are seeking to develop improved therapies for the treatment of HCV and for complement-mediated diseases; manage expenses; and successfully execute on its business strategies. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year-ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

In addition, any forward-looking statements in this press release represent Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any duty to update any forward-looking statement, except as required by applicable law.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com

— Financial Tables Attached —

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenue	$33,820	$—	$34,531	$—

Operating expenses:
Research and development	11,983	12,070	46,912	37,089
General and administrative	4,856	3,694	19,226	10,676

Total operating expenses	16,839	15,764	66,138	47,765

Loss from operations	16,981	(15,764)	(31,607)	(47,765)

Other income (expense):
Interest income	346	101	723	376
Interest expense	(12)	(4)	(42)	(23)
Other Income	8,944	—	8,944	—

Net Income (loss)	$26,259	$(15,667)	$(21,982)	$(47,412)

Net income (loss) per share - basic	$0.19	$(0.16)	$(0.18)	$(0.49)
Net income (loss) per share - diluted	$0.19	$(0.16)	$(0.18)	$(0.49)

Weighted average shares outstanding - basic	136,439	99,031	121,896	97,622
Weighted average shares outstanding - diluted	140,024	99,031	121,896	97,622

Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2015	2014

Cash, cash equivalents, marketable securities and interest and subscriptions receivable	$476,022	$159,167
Working capital	415,775	141,816
Total assets	479,511	156,807
Long-term liabilities	288	279
Total liabilities	49,771	13,338
Total stockholders’ equity	429,740	143,469